INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made and effective this July 1, 2010, by and between Culture Medium Holdings Corp. ("Company") and Harrison Management Corporation. ("Consultant").

Now, therefore, Consultant and Company agree as follows:

1.    Engagement .

Company hereby engages Consultant, and Consultant accepts engagement, to provide services as Chief Financial Officer for the Company.

2.    Time .

Consultant's daily schedule and hours worked under this Agreement on a given day shall generally be subject to Consultant's discretion, provided that Consultant shall provide to Company monthly reports indicating the number of hours worked no more than five working days after each month end.

3.    Payment .

Company shall pay Consultant monthly the lesser of $150 per hour and $7,000. One half of the monthly amount earned by Consultant will be paid in cash. The balance of the other one half of the monthly amount earned by Consultant will be paid by the Company in the form of Company stock options with an aggregate option exercise price equal to such balance. The exercise price of the stock options shall be the fair market value of the stock at the time of the grant of the stock options. Any travel or other directly related expenses will be invoiced by Consultant and paid by Company. When Consultant is working in the Company’s Burnaby office Consultant will charge a daily per diem of $50 for all travel related expenses, except hotel costs, which will be billed to the Company. Consultant’s travel time and expenses between Parksville and Burnaby shall not be billed to the Company. Invoices will be issued monthly and will be due when issued.

4.    Confidentiality .

During the term of this Agreement, and thereafter for a period of two (2) years, Consultant shall not, without the prior written consent of Company, disclose to anyone any Confidential Information. "Confidential Information" for the purposes of this Agreement shall include Company's proprietary and confidential information such as, but not limited to, customer lists, business plans, marketing plans, financial information, designs, drawing, specifications, models, software, source codes and object codes. Confidential Information shall not include any information that:

A.	is disclosed by Company without restriction;

B.	becomes publicly available through no act of Consultant;

C.	is rightfully received by Consultant from a third party.

5. Termination .

A. This Agreement may be terminated by Company as follows:

i.            If Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death.

ii.           Breach or default of any obligation of Consultant pursuant to Section 4, Confidentiality, of this Agreement.

iii.          Breach or default by Consultant of any other material obligation in this Agreement, which breach or default is not cured within five (5) days of written notice from Company.

B. Consultant may terminate this Agreement as follows:

i.           Breach or default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Consultant.

ii.          If Company files protection under the federal bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against Company, any of the foregoing of which remains not dismissed for a period of sixty (60) days.

6.    Independent Contractor .

Consultant is and throughout this Agreement shall be an independent contractor and not an employee, partner or agent of Company. Consultant shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement. Company agrees that Consultant can make public reference to Company being a client (without violating terms of non-disclosure). This includes using Company logo on Consultant website.

7. Tools and Supplies .

Unless otherwise agreed to by Company in advance, Consultant shall be solely responsible for procuring, paying for and maintaining any computer equipment, software, paper, tools or supplies necessary or appropriate for the performance of Consultant's services hereunder, other than at the Company’s offices.

8. Controlling Law .

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

9. Headings .

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

10. Final Agreement .

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

11. Notices .

Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

If to Company
Culture Medium Holdings Corp.
Suite 150, 4170 Still Creek Drive
Burnaby, BC V6C 6C6

If to Consultant:
1693 Brentwood Street
Parksville, BC V9O 2Y6

12. Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Harrison Management Corporation

_______________________________________

By: ____________________________________

Brand Neue Corporation

_______________________________________

By: ____________________________________